Filed Pursuant to Rule 433

Registration No. 333-261901-04

PRICING DETAILS* $1.5+B SDART 2022-4

• Lead Managers: Wells Fargo Securities (Str & DE&I Coordinator), Citigroup and Santander Investment Securities

• Co-Managers: AmeriVet Securities and Mischler Financial Group

– Anticipated Capital Structure –

CLS	AMT($MM)	WAL	S/M	BENCHSPD	YLD%	CPN%	$PRICE

A-1	265.000	0.18	A-1+/P-1+		******RETAINED******
A-2	450.980	0.70	AAA/Aaa	ICur + 125	4.090	4.050	99.99625
A-3	367.340	1.80	AAA/Aaa	ICur + 115	4.178	4.140	99.99647
B	171.570	2.77	AA/Aaa	ICur + 140	4.470	4.420	99.97683
C	254.900	3.71	A/Aa2	ICur + 200	5.056	5.000	99.98812

– Transaction Details –
Offered Amount : $1.2+B
Registration : SEC-registered
Bloomberg Ticker : SDART 2022-4
Expected Ratings : S&P / Moody’s
ERISA Eligible : Yes
Risk Retention Compliance : US – Yes, EU – Yes
Expected Settlement : 07/20/2022
First Payment Date : 08/15/2022
Minimum Denoms : $1k x $1k
Bill and Deliver : Wells Fargo

– Available Materials –

Attached : Preliminary Prospectus, Free Writing Prospectus

Deal Roadshow : https://dealroadshow.com   |   Password: SDART20224

Intex Dealname: wssdart202204                     |   Password: JY99

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